Exhibit 16(4)(e):  Endorsement (EI1-MGANH-95-1) to Individual Annuity Contract Form I1-MGA-95

Aetna Life Insurance and Annuity Company

Endorsement

This Contract is endorsed as follows.

No Surrender Fee is deducted from any portion of the Adjusted Current Value which is paid if the Annuitant has spent at least 45 consecutive days in a licensed nursing care facility and all of the following conditions are met:

(1) more than twelve months have elapsed since the date the Contract was issued; and

(2) the surrender is requested within 3 years of the Annuitant's admission to a licensed nursing care facility.

This waiver does not apply if the Annuitant was in a nursing care facility at the time the Contract was issued.

A Licensed Nursing Care Facility is an institution licensed by the state in which it is located to provide skilled nursing care, intermediate nursing care or custodial nursing care. Aetna will require proof of confinement in a form satisfactory to Aetna.

/s/Dan Kearney
President
Aetna Life Insurance and Annuity Company

EI1-MGANH-95-1